Exhibit 99.1

HomeStreet, Inc. Announces Two-for-One Forward Stock Split

SEATTLE – (BUSINESS WIRE) – February 29, 2012 – HomeStreet, Inc. (NASDAQ:HMST) announces that its Board of Directors has authorized a two-for-one forward split of HomeStreet’s common stock, no par value, and in connection therewith an increase in the number of authorized shares of common stock to 80,000,000 from 40,000,000. The split will become effective as of 11:59 p.m. Pacific Time on March 6, 2012 and shareholders of record as of that date will receive one additional share of common stock for each share then owned. The distribution date for the new shares will be March 8, 2012. There are currently approximately 3.59 million shares of common stock outstanding. Upon completion of the stock split, there will be approximately 7.17 million shares of common stock outstanding.

#    #    #

About HomeStreet, Inc.

HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington, and the bank holding company for HomeStreet Bank, a state-chartered, FDIC-insured savings bank. HomeStreet Bank offers consumer and business banking, investment and insurance products and services in Washington, Oregon, Idaho and Hawaii. For more information, visit http://ir.homestreet.com.

Source: HomeStreet, Inc.

Media and Investor Relations:

Terri Silver

HomeStreet, Inc.

(206) 389-6303

terri.silver@homestreet.com